AGREEMENT

This Agreement (this “Agreement”) by and among LFTD Partners Inc. f/k/a Acquired Sales Corp. (“LSFP”), Nicholas S. Warrender (“NSW”), Gerard M. Jacobs (“GMJ”) and William C. “Jake” Jacobs (“WCJ”), is dated and effective as of February 14, 2022. LSFP, NSW, GMJ and WCJ are hereafter sometimes referred to as a “Party” and collectively as the “Parties”.

In consideration of the mutual covenants and agreements hereafter set forth, and for other valuable consideration the receipt and adequacy of which is agreed upon and acknowledged by each of the Parties, the Parties have executed this Agreement, intending to be legally bound hereby:

1. In the negotiation and execution of this Agreement, LSFP has been represented by the Compensation Committee of the board of directors of LSFP, which consists of LSFP’s four independent board members (the “Compensation Committee”). The Compensation Committee believes that the terms and conditions of this Agreement are in the best interests of LSFP.

2. Reference is hereby made to that certain Agreement dated as of December 30, 2021 (the “December 30, 2021 Agreement”) by and among the Parties, Lifted Liquids, Inc. d/b/a Lifted Made and 95th Holdings, LLC. Words and terms defined in the December 30, 2021 Agreement are used herein with the same meaning.

3. Section 7 of the December 30, 2021 Agreement, which states that “The amount by which the company-wide Bonus Pool for 2021 as calculated in accordance with the Executive Employment Agreements as in effect prior to the execution and delivery of this Agreement exceeds the Modified 2021 Bonus Pool Amount shall be paid by LSFP, and allocated and distributed in accordance with unanimous written instructions from GMJ, WCJ and NSW, in three equal quarterly payments, starting on June 30, 2022”, is hereby terminated.

4. Section 4.2 of the Executive Employment Agreements contemplate that a Companywide Bonus Pool shall be allocated and paid out by LSFP in regard to 2022 (the “2022 Bonus Pool”) and in regard to each subsequent calendar year. The company-wide Bonus  Pool amount shall continue to be calculated pursuant to Section 4.2 of the Executive Employment Agreements, provided, however, that notwithstanding anything to the contrary set forth in the Executive Employment Agreements, the 2022 Bonus Pool shall not be allowed to be accrued or paid by LSFP if and to the extent that (and only to the extent that) doing so would decrease the 2022 diluted earnings per share of common stock of LSFP (EPS) below $0.56 per share. For example: if the 2022 company-wide Bonus Pool amount calculated pursuant to the existing agreements were $2 million, but if accruing and paying a 2022 company-wide Bonus Pool in an amount in excess of $1.25 million would cause LSFP’s 2022 diluted EPS to be decreased below $0.56, then the 2022 company-wide Bonus Pool amount due and payable by LSFP would be capped at $1.25 million.

5. The last sentence of Section 4 of the December 30, 2021 Agreement, which states that “Provided that GMJ and WCJ have not resigned as officers of LSFP, on or before December 31, 2022, an aggregate of $500,000 in bonuses shall be paid by LSFP to GMJ and WCJ” is hereby deleted and replaced by the following sentence: “On December 30, 2022, LSFP shall pay a retention bonus of $166,666.66 to each of NSW, GMJ and WCJ, provided that such officer shall not have earlier resigned as an officer of LSFP.”

6. LSFP agrees and covenants that the Chairman of the Compensation Committee is authorized to negotiate and agree on behalf of LSFP in regard to a 2023 supplemental retention bonus for NSW, GMJ and WCJ (in addition to the company-wide Bonus Pool), and if and only if the amount of such 2023 supplemental retention bonus is mutually agreed upon in writing among the Chairman of the Compensation Committee, NSW, GMJ and WCJ, then one-third of such 2023 supplemental retention bonus shall be paid by LSFP to each of NSW, GMJ and WCJ on or before March 15, 2024, provided that such officer shall not have earlier resigned as an officer of LSFP.

7. Excepting only as expressly modified or amended pursuant to this Agreement, all other terms and conditions of the Merger Agreement, the Amended Compensation Agreement, the Executive Employment Agreements, the Lease, the December 30, 2021 Agreement, and all other agreements among any of the Parties shall remain in full force and effect following the execution and delivery of this Agreement.

In Witness Whereof, the Parties have executed and delivered this Agreement as of the date first set forth above.

LFTD PARTNERS INC., a Nevada corporation

By	/s/ Joshua A. Bloom	/s/ Gerard M. Jacobs
	Joshua A. Bloom, Director and	Gerard M. Jacobs, in his individual
	Chairman of the Compensation	capacity
Committee of the Board of
Directors of LFTD Partners Inc.

	/s/ Nicholas S. Warrender	/s/ William C. Jacobs
	Nicholas S. Warrender, in his individual	William C. Jacobs, in his individual
	capacity	capacity